UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bruker BioSciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BRUKER BIOSCIENCES CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

On behalf of the board of directors and management of Bruker BioSciences Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007 at 9:00 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company’s Annual Report to Stockholders is also enclosed for your information.

All Stockholders are invited to attend the 2007 Annual Meeting of Stockholders. To ensure your representation at the meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

BRUKER BIOSCIENCES CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of Bruker BioSciences Corporation will be held on May 16, 2007, at 9:00 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.                 To elect four Class I directors to hold office until the 2010 Annual Meeting of Stockholders.

2.                 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

3.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The board of directors has fixed the close of business on April 5, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer
Billerica, Massachusetts April 16, 2007

All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

BRUKER BIOSCIENCES CORPORATION
PROXY STATEMENT

This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the board of directors of Bruker BioSciences Corporation (“the “Company”) for use at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) to be held on May 16, 2007, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is April 16, 2007.

If the enclosed Proxy Card is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor of such matter. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

The holders of a majority in interest of all of the Company’s common stock, par value $.01 per share (“Common Stock”) issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2007 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The four candidates for election as directors at the 2007 Annual Meeting who receive the highest number of affirmative votes will be elected.

Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the 2007 Annual Meeting.

The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

The Company’s principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on April 5, 2007 are entitled to notice of and to vote at the meeting. On April 5, 2007, the Company had outstanding and entitled to vote 105,310,178 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Votes will be tabulated by our transfer agent and the inspector of elections, who will be one of our employees or one of our attorneys.

CORPORATE INFORMATION

Bruker BioSciences Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of the respective assets and liabilities, except cash. All references in the Proxy Statement to “former Bruker AXS” refer to the public entity which merged with the Company in July 2003. In July 2006, we acquired Bruker Optics Inc., also a company under common control. Bruker Optics is now one of our three primary operating subsidiaries. Unless otherwise indicated, the financial information presented herein gives effect to the Bruker Optics acquisition and, in accordance with generally accepted accounting principles, is presented as if Bruker Optics had been a part of Bruker BioSciences for all periods described.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The first proposal on the agenda for the 2007 Annual Meeting is the election of Wolf-Dieter Emmerich, Brenda J. Furlong, Frank H. Laukien and Richard A. Packer to serve as Class I directors for a three-year term beginning at the 2007 Annual Meeting and ending at our 2010 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company’s Amended and Restated Certificate of Incorporation provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently ten members of the board of directors, consisting of three Class I directors, four Class II directors and three Class III directors.

On April 2, 2007, the Board of Directors voted to expand the size of the board from ten to eleven and the number of Class I directors from three to four. At the 2007 Annual Meeting, four nominees will be elected as Class I directors to serve for a term expiring at the 2010 Annual Meeting of Stockholders. The directors in each of Class II and Class III are serving terms expiring at the Company’s Annual Meeting of Stockholders in 2008 and 2009, respectively.

Of the nominees for Class I director, Frank H. Laukien is currently a Class I director, and Wolf-Dieter Emmerich, Brenda J. Furlong and Richard A. Packer are new nominees. All nominees were approved by our board of directors, including a majority of our independent directors. Two of our current Class I directors, M. Christopher Canavan, Jr. and Taylor J. Crouch, are not standing for re-election to our board of directors. The Company deeply appreciates Mr. Canavan’s and Mr. Crouch’s exemplary service and contributions to the board and to the Company.

Unless marked otherwise, proxies received will be voted FOR the election of each of the four nominees specified below. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the 2007 Annual Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our directors as of April 5, 2007 are as follows:

Name	Age	Position
Frank H. Laukien, Ph.D.	47	President, CEO, Chairman
Richard M. Stein	55	Secretary, Director
M. Christopher Canavan, Jr.	67	Director
Taylor J. Crouch	47	Director
Daniel S. Dross	48	Director
Collin J. D’Silva	50	Director
Richard D. Kniss	66	Director
Joerg C. Laukien	53	Director
William A. Linton	59	Director
Bernhard Wangler	56	Director

Set forth below is biographical information for each person nominated or continuing in office.

Nominees For Election For A Three-Year Term Expiring At The 2010 Annual Meeting

Wolf-Dieter Emmerich, Ph.D.   Dr. Emmerich, 67, currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for Thermal Analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch’s products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970 and served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. Dr. Emmerich currently serves as Chairman of the Advisory Board of the ANALYTICA International Trade Fair, a leading European trade show for companies involved in the analysis, laboratory-technology and life-science sectors, and on the board of the Bayreuth University Society. Dr. Emmerich holds a Ph.D. in physics from the University of Erlangen-Nuremberg.

Brenda J. Furlong.   From July 2003 to August 2006, Ms. Furlong, 59, served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President—Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong has been a member of the Board of Trustees of the Perkins School for the Blind in Watertown, Massachusetts since 2002. Ms. Furlong holds an M.B.A. from Northeastern University, an M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College.

Frank H. Laukien, Ph.D.   Dr. Laukien has been the Chairman, President and Chief Executive Officer of the Company since the inception of its predecessor company in February 1991. He also served as Executive Chairman of the former Bruker AXS from August 2002 until the merger of Bruker Daltonics and Bruker AXS in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the board of directors and, from October 1997 to March 2000, as the Chief Executive Officer, of the former Bruker AXS. Since December 2002, Dr. Laukien has served as Co-Chief Executive Officer of the worldwide Bruker BioSpin group of companies, affiliates of the Company. Dr. Frank Laukien is the brother of Mr. Joerg Laukien, a director of the Company. Dr. Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. From October 2002 until October 2003, he was Chairman of ALSSA (Analytical & Life Science Systems

Association), an industry association. In 2007, Dr. Laukien began serving as a trustee of the Rivers School in Weston, Massachusetts.

Richard A. Packer.   Since November 1999, Mr. Packer, 49, has been the Chairman and Chief Executive Officer of Zoll Medical Corporation (ZOLL), a publicly-traded manufacturer of resuscitation devices and related software solutions. From 1996 until his appointment to Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL’s President, Chief Operating Officer and Director. From 1992 to 1996, he served as ZOLL’s Chief Financial Officer and Vice President of Operations. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves on the Steering Committee for the Massachusetts Life Sciences Initiative, and is a board member of the Massachusetts Medical Device Development Center, a University of Massachusetts initiative to incubate medical device companies. Mr. Packer holds an M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

Directors Continuing In Office Until The 2008 Annual Meeting

Daniel S. Dross.   Mr. Dross joined the Company’s board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS and joined the former Bruker AXS board of directors in January 2001. Mr. Dross has been a partner of Trinity Hunt Partners, a private equity firm, since June 2002. From May 1999 to May 2002, Mr. Dross was a partner of Thomas Weisel Partners Group LLC. Prior to joining Thomas Weisel Partners, Mr. Dross was a Principal at Hicks, Muse, Tate & Furst Incorporated, a Dallas based private equity firm, from 1991 to 1999. During 2005 and 2006 Mr. Dross served on the board of directors of THP Capstar Inc., a privately held company based in Austin, Texas that is controlled by Trinity Hunt Partners and does business as DMX Music, Inc. Mr. Dross currently serves as a director of National Default Exchange, LP, a partnership based in Addison, Texas. Mr. Dross received his B.A. from Dartmouth College and his M.B.A. from the Wharton School at the University of Pennsylvania.

Collin J. D’Silva.   Mr. D’Silva joined the Company’s board of directors in February 2000. From 1997 to April 2006, Mr. D’Silva served as the Chief Executive Officer of Transgenomic, Inc., a life science company involved in SNP discovery, in Omaha, Nebraska. Until January 2007, Mr. D’Silva also served as the Chairman of the board of directors of Transgenomic. From 1988 to 1997, Mr. D’Silva was President and Chief Executive Officer of CETAC Technologies, Inc, a company designing instrumentation for elemental analysis. Mr. D’Silva holds a B.S. degree and a Masters in Industrial Engineering from Iowa State University as well as a M.B.A. from Creighton University.

Richard M. Stein.   Mr. Stein joined Bruker BioSciences’ board of directors in February 2000 and is the Company’s secretary. Since January 1993, Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School.

Bernhard Wangler.   Mr. Wangler joined the Company’s board of directors in February 2000. Mr. Wangler has been a German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler holds a Bachelor of Economics and Commerce degree and a M.B.A. from the University of Mannheim, Germany.

Directors Continuing In Office Until The 2009 Annual Meeting

Richard D. Kniss.   Mr. Kniss joined the Company’s board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS and joined the former Bruker AXS board of directors in June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. In March 2004, Mr. Kniss became chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company. Mr. Kniss holds a B.S. from Brown University and an M.B.A. from Stanford University.

Joerg C. Laukien.   Mr. Laukien joined the Company’s board of directors in January 2005. Mr. Laukien has been a director and President of Bruker BioSpin MRI, Inc. in Billerica, Massachusetts since 1997, President of Bruker BioSpin MRI GmbH in Ettlingen, Germany since 1998, President of Bruker Elektronik GmbH in Rheinstetten, Germany since 1991, a director of Bruker BioSpin Inc. in Billerica, Massachusetts since 2000, a director of Bruker BioSpin SA in Wissembourg, France since 1998, a director of Bruker BioSpin s.r.l. in Italy since 1992, and a director of Techneon AG in Zurich, Switzerland since 1999, each of which are affiliates of the Company. Additionally, Mr. Laukien beneficially owns directly or indirectly more than 10% of the stock of several companies affiliated with the Company, as discussed below in “Certain Relationships and Related Transactions”. Mr. Joerg Laukien is the brother of Dr. Frank Laukien, the Chairman, President and Chief Executive Officer of the Company. Mr. Laukien holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany.

William A. Linton.   Mr. Linton joined the Company’s board of directors in February 2000. Mr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Mr. Linton performs the usual responsibilities of a lead director including setting the agenda for board meetings and acting as a liaison between management and the board of directors. Mr. Linton has served as the Chairman and Chief Executive Officer of Promega Corporation, a DNA consumables company, in Madison, Wisconsin since 1978. From 2003 to 2006, Mr. Linton served as a director for High Throughput Genomics, a diagnostic product company in Tucson, Arizona. Mr. Linton received a B.S. degree from University of California, Berkeley in 1970. Mr. Linton has been a Director of the Wisconsin Technology Council since 2001 and served as a director of ALSSA (Analytical & Life Science Systems Association), an industry association, from 2004 to 2006.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

There are currently ten members of our board of directors and, following the 2007 Annual Meeting of Stockholders, there will be eleven. Six of the current members of the board of directors, namely, M. Christopher Canavan, Jr., Taylor J. Crouch, Collin J. D’Silva, Richard D. Kniss, Daniel S. Dross and William A. Linton, as well as the three nominees who are not currently serving as directors, are independent within the meaning of the Marketplace Rules of the NASDAQ Stock Market LLC, or NASDAQ.

During fiscal year 2006, the board of directors of the Company held fifteen meetings and acted by written consent two times. During such periods in 2006 in which they served as board members, all of the directors attended at least 75% of the aggregate of: (1) the total number of meetings of the board of directors and (2) the total number of meetings held by committees of the board of directors on which they served. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2006 Annual Meeting. As described below, the board of directors has an Audit

Committee and a Compensation Committee. The board of directors does not have a Nominating Committee, but all nominations require approval by a majority of independent directors.

Audit Committee.   The Audit Committee of the board of directors, which is currently comprised of M. Christopher Canavan, Jr., Collin J. D’Silva and Taylor J. Crouch, each of whom satisfy the applicable independence requirements of the SEC rules and regulations and NASDAQ Marketplace Rules, met nine times during the 2006 fiscal year. The board of directors has determined that M. Christopher Canavan, Jr., Chairman of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations. Upon the departures of Mr. Canavan and Mr. Crouch, the director nominees Brenda J. Furlong and Richard A. Packer are expected to join the Audit Committee. Each of Ms. Furlong and Mr. Packer satisfy the applicable independence requirements of the SEC rules and regulations and the NASDAQ Marketplace Rules and each qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee, or the proposed members of the Audit Committee, have participated in the preparation of any financial statements of the Company at any time during the last three fiscal years. The Audit Committee’s Amended and Restated Charter is included as Annex A to this proxy statement.

Compensation Committee.   The Compensation Committee, which is comprised of Daniel S. Dross, Richard D. Kniss and William A. Linton, all of whom meet the independence requirements of the NASDAQ Marketplace Rules, met three times during the 2006 fiscal year and acted by written consent two times during the 2006 fiscal year. Mr. Linton is the Chairman of the Compensation Committee. The Compensation Committee oversees the Company’s stock option plan, determines the chief executive officer’s salary, bonus, and equity based compensation, oversees the executive compensation program for the Company’s other executive officers and determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the Chief Financial Officer and the Senior Vice President and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and, if the Committee deems appropriate, adopts the recommendations with little to no change. In addition, going forward, it is expected that the Chief Financial Officer will do the same with respect to the Controller. For 2006, the Chief Financial Officer set the compensation of the Controller. Our Chief Executive Officer, Chief Financial Officer and the Director of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation Committee may, from time to time, meet in executive session without any executive officers present. In December 2006, the Compensation Committee approved the charter included as Annex B to this proxy statement.

COMPENSATION OF DIRECTORS

We pay the non-employee directors of the board a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors receive compensation only as employees of Bruker BioSciences. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees thereof.

The following table provides information concerning the compensation paid by the Company to each of the non-employee directors for the fiscal year ended December 31, 2006.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards(1,2,3)	Option Awards(1)		Total
(a)	(b)		(c)	(d)		(h)
M. Christopher Canavan, Jr.	$106,834	(4)	$3,333	$1,276	(5)	$111,443
Taylor J. Crouch	$97,667	(6)	$3,333	—	(7)	$101,000
Daniel S. Dross	$88,833	(8)	$3,333	—	(9)	$92,166
Collin J. D’Silva	$39,167	(10)	$3,333	$1,276	(11)	$43,776
Richard D. Kniss	$30,333	(12)	$3,333	—	(13)	$33,666
Joerg C. Laukien	$24,667	(14)	—	$4,271	(15)	$28,938
William A. Linton	$103,583	(16)	$3,333	$1,276	(17)	$108,192
Richard M. Stein	$24,667	(18)	—	$1,276	(19)	$25,943
Bernhard Wangler	$24,667	(20)	—	$5,547	(21)	$30,214

Frank H. Laukien, Ph.D., the Chairman and President and Chief Executive Officer of the Company, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Dr. Laukien as an officer of the Company is shown in the 2006 Summary Compensation Table on page 21.

       (1) The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), of awards pursuant to the Company’s Amended and Restated 2000 Stock Option Plan and may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Notes 2 and 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. As required, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

       (2) The grant date fair value of each award of 2,000 shares of restricted common stock made on January 5, 2006 was $10,000.

       (3) As of December 31, 2006, each of Mr. Canavan, Mr. Crouch, Mr. Dross, Mr. D’Silva, Mr. Kniss and Mr. Linton held an aggregate of 2,000 shares of restricted stock pursuant to grants made on January 5, 2006. These shares vest ratably on each of January 5, 2007, January 5, 2008 and January 5, 2009.

       (4) Includes a $20,167 annual cash retainer, board meeting attendance fees totaling $4,500, a $22,167 retainer as Chair of the Audit Committee and a $60,000 fee for service as a member of the temporary special committee formed in connection with the acquisition of Bruker Optics.

       (5) As of December 31, 2006, Mr. Canavan held options to purchase 20,250 shares of common stock, all of which are vested.

       (6) Includes a $20,167 annual cash retainer, board meeting attendance fees totaling $3,000, a $14,500 retainer as a member of the Audit Committee and a $60,000 fee for service as a member of the temporary special committee formed in connection with the acquisition of Bruker Optics.

       (7) As of December 31, 2006, Mr. Crouch held options to purchase 25,750 shares of common stock, all of which are vested.

       (8) Includes a $20,167 annual cash retainer, board meeting attendance fees totaling $3,000, a $5,666 retainer as a member of the Compensation Committee and a $60,000 fee for service as a member of the temporary special committee formed in connection with the acquisition of Bruker Optics.

       (9) As of December 31, 2006, Mr. Dross held options to purchase 13,150 shares of common stock, all of which are vested.

(10) Includes a $20,167 annual cash retainer, board meeting attendance fees totaling $4,500 and a $14,500 retainer as a member of the Audit Committee.

(11) As of December 31, 2006, Mr. D’Silva held options to purchase 20,250 shares of common stock, all of which all vested.

(12) Includes a $20,167 annual cash retainer, board meeting attendance fees totaling $4,500 and a $5,666 retainer as a member of the Compensation Committee.

(13) As of December 31, 2006, Mr. Kniss held options to purchase 25,750 shares of common stock, all of which are vested.

(14) Includes a $20,167 annual cash retainer and board meeting attendance fees totaling $4,500.

(15) Includes an option to purchase 6,000 shares of common stock, which was earned by Mr. Laukien for his service in 2006 as a director and authorized by the Compensation Committee on January 5, 2006. The grant date fair value of the option awarded to Mr. Laukien on January 5, 2006 was $19,980. Due to administrative error the grant was never fully documented. As a result, a new grant was made to Mr. Laukien in January 2007.

(16) Includes a $20,167 annual cash retainer, board meeting attendance fees totaling $4,500, an $8,916 retainer as Chair of the Compensation Committee and a $70,000 fee for serving as Chair of the temporary special committee formed in connection with the acquisition of Bruker Optics.

(17) As of December 31, 2006, Mr. Linton held options to purchase 20,250 shares of common stock, all of which are vested.

(18) Includes a $20,167 annual cash retainer and board meeting attendance fees totaling $4,500.

(19) As of December 31, 2006, Mr. Stein held options to purchase 7,750 shares of common stock, all of which are vested. In addition, in May 2003 in connection with Mr. Stein’s service as a board member, he was granted an option to purchase 2,500 shares of common stock, which options are fully vested and held by Nixon Peabody LLP.

(20) Includes a $20,167 annual cash retainer and board meeting attendance fees totaling $4,500.

(21)   On January 5, 2006, Mr. Wangler was awarded an option to purchase 6,000 shares of common stock for his service as a director. The grant date fair value of such award was $19,980. As of December 31, 2006, Mr. Wangler held options to purchase 26,750 shares of common stock, of which options to purchase 20,750 shares are vested and options to purchase 6,000 shares vest ratably on each of January 5, 2007, January 5, 2008 and January 5, 2009.

Effective August 1, 2006, the Compensation Committee voted to increase non-employee director compensation after consideration of a survey of director compensation at comparable public companies prepared for the committee at the request of certain independent directors, and a comparison of the survey results to the Company’s director compensation practices established in 2003. During 2006, the cash compensation for non-employee directors was set as follows:

FULL-YEAR FEE

	In effect January 1, 2006 to July 31, 2006	In effect August 1, 2006 to December 31, 2006	Total Retainer for the Year Ended December 31, 2006
Annual Retainer:
Board Service	$16,000	$26,000	$20,167
Audit Committee Service	$12,000	$18,000	$14,500
Audit Committee Chair	$6,000	$10,000	$7,667
Compensation Committee Service	$4,000	$8,000	$5,666
Compensation Committee Chair	$2,000	$5,000	$3,250
Attendance Fees per Board meeting:	$0	$1,500
(for in-person or material telephonic meetings)

During 2006, William Linton, M. Christopher Canavan, Jr., Taylor Crouch and Daniel Dross served as members of a temporary special committee of the board of directors established in January 2006 to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Laukien family in connection with the potential acquisition of Bruker Optics. In accordance with the terms of the Compensation and Indemnification Agreement entered into on April 18, 2006 by the members of the special committee and Bruker BioSciences, the Chair of the special committee, William Linton, received a $70,000 fee for his services as Chair of the special committee, and each of the remaining members of the special committee received a $60,000 fee for their services on the special committee.

On January 5, 2006, Bruker BioSciences granted each non-employee director, other than Mr. Stein, either an option to purchase 6,000 shares of common stock or 2,000 shares of restricted common stock. Based on differences in the tax treatment of awards of options and common stock, directors who are United States citizens are awarded shares of restricted stock, while directors who are not United States citizens receive grants in the form of options. The option and restricted stock grants vest in equal annual installments over three years on the anniversary of the grant date, beginning on January 5, 2007. Such share-based awards are made annually to non-employee directors as a component of their compensation. On February 28, 2007, the board of directors approved an award of either an option to purchase 6,000 shares of common stock or 2,000 shares of restricted common stock to all non-employee directors able to hold such awards in their own name.

DIRECTOR NOMINATIONS

The Company does not have a nominating committee, based on a board determination that full board participation in the nominations process would foster improved corporate governance. On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. In some cases, one or more board members may screen potential nominees before presenting them to the full board for consideration. In all cases, a majority of the Company’s independent directors must approve the nominees. The qualifications of recommended candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

The process followed by the board and independent directors to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by independent directors and the board. The independent directors and the board are authorized to retain advisers and consultants and to compensate them for their services. The independent directors and the board did not retain any such advisers or consultants for this purpose during fiscal year 2006.

In considering whether to recommend any candidate for inclusion in the board’s slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

These criteria include, but are not limited to, the following:

•       experience in aspects of business or technology relevant to the Company’s business;

•       sufficient time available to devote to the affairs of the Company;

•       character and integrity;

•       ability to represent the best interests of stockholders as a whole rather than special interest groups;

•       willingness to participate actively as a board member; and

•       communication, decision-making and interpersonal skills.

The board and the independent directors may also consider the following for some of the director nominees:

•       experience serving as a director of a public company;

•       familiarity with corporate governance issues;

•       independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

•       experience in running a comparable company or division of a comparable company;

•       insight into the Company, its strategy, business model, operations, and financials;

•       knowledge of industry trends and markets; and

•       qualification as an “audit committee financial expert” to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

The board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Company will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors’ intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the board of directors by written communication submitted to Richard M. Stein at the address set forth below under “Stockholder Communications.” Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the board of directors as he deems appropriate, and, as described below, will submit communications to the board of directors relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the board of directors and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations shall be received by the Company within the timeframe set forth herein under “Time for Submission of Stockholder Proposals.”

At the 2007 Annual Meeting, stockholders will be asked to consider the election of Wolf-Dieter Emmerich, Brenda J. Furlong and Richard A. Packer and the re-election of Frank H. Laukien, all of whom are standing for election following a recommendation for nomination by the full board of directors, including the approval of a majority of the Company’s independent directors. Wolf-Dieter Emmerich was recommended by one of our executive officers, Brenda J. Furlong was recommended by one of our non-management directors and Richard A. Packer was recommended by our Chief Financial Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of April 5, 2007, by:

•       each of our directors and director nominees;

•       each named executive officer, as defined below in “Summary of Executive Compensation”;

•       all directors and executive officers who served as directors or named executive officers at April 5, 2007, as a group; and

•       each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock.

Unless otherwise noted, the address of each beneficial owner is c/o Bruker BioSciences Corporation, 40 Manning Road, Billerica, Massachusetts 01821. The number of shares beneficially owned by a person includes shares of our common stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the April 5, 2007 record date. These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On April 5, 2007, there were 105,310,178 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(1)	19,380,338	18.4%
William J. Knight(2)	108,350	*
Dirk D. Laukien(3)	11,476,483	10.9%
Brian P. Monahan(4)	12,750	*
M. Christopher Canavan, Jr.(5) 73 Brook Street Wellesley, MA 02482	25,150	*
Taylor J. Crouch(6) PO Box 877 Rancho Santa Fe, CA 92067	29,750	*
Collin J. D’Silva(7) 1349 South 101 Street, #103 Omaha, NE 68124	24,250	*
Daniel S. Dross(8) 4433 McFarlin Boulevard Dallas, TX 75205	17,150	*
Wolf-Dieter Emmerich R. Harbigstrasse 22 D-95100 Selb Germany	0	*
Brenda J. Furlong 19 Ocean Street Manchester-by-the-Sea, MA 01944	0	*
Richard Kniss(9) 1985 Cowper Street Palo Alto, CA 94301	48,776	*
Joerg C. Laukien(10) Uhlandstrasse 10 D-76275 Ettlingen-Bruchhausen Germany	9,116,188	8.7%
William A. Linton(11) c/o Promega Corporation 2800 Woods Hollow Road Madison, WI 53711	24,250	*
Richard A. Packer 9 Kendall Drive Westborough, MA 01581	0	*

Richard M. Stein(12) c/o Nixon Peabody LLP 100 Summer Street Boston, MA 02110	13,599	*
Bernhard Wangler(13) Kriegsstr. 133 76135 Karlsruhe Germany	22,730	*
All executive officers and directors as a group (13 persons)	40,299,764	38.3%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares
5% Beneficial Owners
Isolde Laukien-Kleiner Lichtentaler Allee 68 D-76530 Baden-Baden Germany	7,183,472	6.8%
Marc M. Laukien 809 Harbour Isles Court North Palm Beach, FL 33410	7,693,177	7.3%
Royce & Associates, LLC(14) 1414 Avenue of the Americas New York, NY 10019	7,621,100	7.2%

                 * Less than one percent

       (1) Includes options to purchase 137,500 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 26,600 shares of restricted common stock. Also includes 1,064,276 shares owned by Robyn Laukien as to which Dr. Laukien has voting power.

       (2) Includes options to purchase 50,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 6,680 shares of restricted common stock.

       (3) Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000 and 500,000 shares of restricted common stock.

       (4) Includes options to purchase 7,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 4,000 shares of restricted common stock.

       (5) Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 3,340 shares of restricted common stock.

       (6) Includes options to purchase 25,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 3,340 shares of restricted common stock.

       (7) Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 3,340 shares of restricted common stock.

       (8) Includes options to purchase 13,150 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 3,340 shares of restricted common stock.

       (9) Includes options to purchase 25,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 3,340 shares of restricted common stock.

(10) Includes options to purchase 3,020 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(11) Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 3,340 shares of restricted common stock.

(12) Includes options to purchase 10,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, of which options to purchase 2,500 shares of common stock are held by Nixon Peabody LLP, the law firm at which Mr. Stein is a partner.

(13) Includes options to purchase 22,730 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(14) Royce & Associates, LLC (“Royce”), a registered investment advisor, is deemed to have beneficial ownership of 7,621,100 shares, all of which shares are owned by investment companies and their investment vehicles for which Royce serves as investment advisor and investment manager. Royce disclaims beneficial ownership of all such shares.

EXECUTIVE OFFICERS

As of April 5, 2007, our executive officers are as follows:

Name	Age	Position
Frank H. Laukien, Ph.D.	47	Chairman, President and CEO President of Bruker Daltonics and President of Bruker AXS
William J. Knight	57	Chief Financial Officer, Treasurer
Dirk D. Laukien, Ph.D.	42	Senior Vice President, President of Bruker Optics
Brian P. Monahan	35	Corporate Controller, Executive Vice President of Bruker Daltonics

Our executive officers are elected by the board of directors and serve until their successors have been duly elected and qualified. Set forth below is the biographical information for our non-director executive officers. For biographical information related to Frank H. Laukien, who serves as both an executive officer and a director of Bruker BioSciences, please see “Proposal No. 1—Election Of Directors” above. Frank H. Laukien is the brother of Joerg C. Laukien, a director of Bruker BioSciences, and Dirk D. Laukien, an executive officer of Bruker BioSciences and Bruker Optics.

William J. Knight.   Mr. Knight joined Bruker BioSciences as the Chief Financial Officer and Treasurer in October 2004. Before joining Bruker BioSciences, Mr. Knight served as Chief Financial Officer of Anika Therapeutics, Inc., a provider of therapeutic products, from 2002 to 2004. He also served as Chief Financial officer of Zycos, Inc., a developer of DNA-based therapeutic products, from 2000 to 2002, and as Chief Financial Officer of NMT Medical, Inc., a provider of cardiovascular and neurological medical devices, from 1998 to 2000. Mr. Knight is a Certified Public Accountant. He holds a B.B.A in Accounting from the University of Wisconsin.

Dirk D. Laukien, Ph.D.   Dr. Dirk Laukien is a Senior Vice President of the Company and has served in this capacity since July 1, 2006. Dirk Laukien also serves as the President of Bruker Optics and served in this capacity for more than five years prior to July 1, 2006, the date of the acquisition of Bruker Optics by the Company. Dirk Laukien also serves as co-President and a director of Bruker BioSpin Corporation and as a director of Bruker BioSpin AG, and he has served in these capacities since 1989. Dirk Laukien received a B.A. in physics from Brandeis University and a Ph.D. in physics from Tufts University.

Brian P. Monahan.   Mr. Monahan has been the Corporate Controller of Bruker BioSciences since April 2004. From July 2004 through January 2005, Mr. Monahan served as the Assistant Vice President of Finance for Bruker Daltonics. In January 2005 Mr. Monahan was named the Vice President of Finance for Bruker Daltonics, and in November 2006, he was named Executive Vice President of Bruker Daltonics. Before joining Bruker BioSciences, Mr. Monahan served as the Manager of Accounting and Financial Reporting at Fisher Scientific International, Inc., a provider of products and services to the scientific research and clinical laboratory markets, from December 2002 through April 2004 and as an audit manager for PricewaterhouseCoopers where he was employed from July 1999 through December 2002. Mr. Monahan is a Certified Public Accountant and holds a B.S. in Accounting from the University of Massachusetts.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation program is administered by the Compensation Committee of the board of directors. Pursuant to the authority delegated by the board of directors, the Compensation Committee oversees the Company’s stock option plan, determines the chief executive officer’s salary, bonus, and equity-based compensation, oversees the executive compensation program for the Company’s other executive officers, including reviewing and approving the overall values and forms of compensation for the executive officers listed in the 2006 Summary Compensation Table below (the “Named Executive Officers”) as well as for other officers of the Company, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

Executive Compensation Philosophy

Our key objectives in structuring and determining executive compensation are to:

•       attract and retain qualified executive officers;

•       motivate existing officers to perform;

•       reward outstanding corporate performance;

•       align compensation with Bruker BioSciences’ annual and long-term performance goals;

•       enhance our profitability; and

•       maximize stockholder value.

The Company achieves these objectives through a compensation philosophy that seeks to align compensation with our strategic objectives and reward our Named Executive Officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, which emphasizes both company and individual performance measures that correlate closely with the achievement of both short and long term performance objectives. To motivate our Named Executive Officers, we focus on cash compensation, a portion of which is tied to the individual’s performance, and we augment this compensation annually with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value by using stock based incentive programs with extended vesting schedules. We believe the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead Bruker BioSciences is key to our continued success.

Components of Executive Compensation

Compensation is comprised of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock options and restricted stock grants.

Annual Base Salary.   Base salaries are determined based on a variety of factors, including the officers’ levels of responsibility, experience and potential, and a comparison of salaries paid to peers within the company and to those with similar roles at other companies. Base salaries are set at levels that the Compensation Committee believes will allow the Company to attract and retain superior managers who will enable the Company to deliver on its business goals. The Compensation Committee considers cash compensation data derived from an independent source, Salary.com’s CompAnalyst Executive, for a peer group of publicly-traded companies in the same or similar industries and targets cash compensation for the Company’s executive officers within the median range of this peer group. The peer group includes Affymetrix Inc., Agilent Technologies, Inc., Caliper Life Sciences, Inc., Ciphergen Biosystems, Inc., Dionex Corporation., Keithley Instruments Inc., Molecular Devices Corporation, PerkinElmer, Inc., Sequenom, Inc., Thermo Fisher Scientific Inc., Waters Corporation and Varian, Inc. Base salaries are reviewed annually and may be adjusted after considering the various factors described above. The Chief Executive Officer makes recommendations to the Compensation Committee for base salaries for the Chief Financial Officer and the Senior Vice President. When setting the base salaries of these executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the factors listed above and the executive officer’s performance during the previous year. The Compensation Committee also evaluates the performance of and sets the salary for the Chief Executive Officer.

Annual Cash Incentive Awards.   Annual incentive awards in the form of performance-based cash bonuses for the Chief Executive Officer and Bruker BioSciences’ other executive officers are based upon management’s success in meeting Bruker BioSciences’ financial and strategic goals. Specific criteria for these bonuses are determined based on a combination of qualitative and quantitative measures, the details of which are established each year. These goals will vary for each executive based on his responsibilities and role within the Company and may include financial or strategic measures, including, among others, revenue growth, gross profit margin improvement, meeting earnings per share targets, identifying and developing new product and market opportunities and other strategic initiatives. The goals are intended to require performance which results in the Company meeting or exceeding its financial goals. These cash incentive bonus awards reflect the individual’s performance compared with his performance goals for the year, as well as the overall performance of the Company. In 2006, between 70% and 80% of the bonus potential for executive officers was based on the achievement of Company-wide goals and between 20% and 30% of the bonus potential was based on the achievement of goals specifically set for each officer. The weighting for 2007 has not yet been determined. In 2006, bonuses for the Company’s Named Executive Officers ranged from 25% to 54.5% of base salary. The bonus potential for performance against 2007 goals set for these officers has not yet been determined.

The Chief Executive Officer makes recommendations to the Compensation Committee for the Company-wide performance goals and the bonus goals and weighting for the Chief Financial Officer and the Senior Vice President. The Chief Executive Officer also provides the Committee with his assessment of the performance of each of these executives against the respective bonus goals and proposed bonus payout. When determining the bonus structure and goals and the bonus payout for these executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the executive officer’s performance, and that of the department which he led during the year relative to the performance-based goals. The determination of the bonus earned is generally made within the first two months after the end of the fiscal year, allowing time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those calculated to have been earned have been given by the Compensation Committee in recognition of exceptional performance. As described below, in 2006, the Chief Financial Officer set the compensation of the Controller. Going forward, it is expected that the Chief Financial Officer will recommend performance and bonus goals, including their respective weightings, for the Controller, and be responsible for making a recommendation to the Compensation Committee regarding the compensation of the Controller based on his assessment of the Controller’s performance against these goals.

Long-Term Incentives.   Incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with Bruker BioSciences and to enable recipients to develop and maintain a long-term stock ownership position in the common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. Bruker BioSciences’ Amended and Restated 2000 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options and restricted stock. Prior to 2005, incentive stock options and non-qualified stock options were the only form of equity compensation granted. The Board and the Compensation Committee selected this form of equity compensation because it aligned the interests of employees to those of the shareholder and also because of accounting and tax treatments of such awards. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) and, in 2006, the Compensation Committee began granting U.S. employees shares of restricted stock. The Company evaluates the efficacy of its long-term incentive compensation on an ongoing basis, and may from time to time provide input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the Named Executive Officers.

While generally granted on an annual basis, all options and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. The Company does not embrace performance-vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. The Compensation Committee does, however, consider the individual and Company’s performance in determining the total and individual equity awards. The Compensation Committee determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall targeted compensation. In making specific grants to executives, the Compensation Committee evaluates each executive officer’s total equity compensation package. The Compensation Committee generally reviews the option and restricted stock holdings of each of the executive officers, including vesting and exercise price and the then current value of such options or restricted stock. We consider equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual’s commitment to Bruker BioSciences and an important mechanism to align the interests of management with those of Bruker BioSciences’ stockholders. Annual grants are generally made in January or February of each year.

Chief Executive Officer Compensation

Annual Base Salary.   Dr. Frank Laukien’s base salary, which is subject to annual review and increase by the Compensation Committee, was $295,000 for the year ended December 31, 2006. The Compensation Committee has set Frank Laukien’s base salary for 2007 at $306,800.

Annual Cash Incentive Award.   The formula for determining the amount of Frank Laukien’s bonus is determined annually by the Compensation Committee and each year his performance and Bruker BioSciences’ performance are measured against pre-established goals. Frank Laukien’s target bonus pool was $150,000 for 2006. The formula for determining the amount of Frank Laukien’s bonus for 2006 included a mix of quantitative factors, which represented 70% of his bonus potential, and qualitative factors, which represented 30% of his bonus potential. Quantitative factors included, among others, revenue growth, gross profit margin improvement, achieving an increase in earnings per share and reducing the working capital ratio. Qualitative factors included, among other things, developing the senior management teams of Bruker BioSciences, Bruker AXS and Bruker Daltonics, implementing a formal review process for Bruker BioSciences’ senior management, identifying and developing new market and new product opportunities, and developing and implementing a three-year strategic plan for Bruker BioSciences. Frank Laukien’s bonus for the fiscal year ended December 31, 2006 was determined by the Compensation Committee to be $250,000, including 100% of the $150,000 target amount based on Frank Laukien’s achievement of target objectives, and an additional $100,000 for outstanding performance in excess of plan. The Compensation Committee has not yet determined Frank Laukien’s 2007 bonus and operating targets.

Long-Term Incentives.   During 2006, Frank Laukien was granted 33,250 shares of restricted common stock under the Amended and Restated 2000 Stock Option Plan. The shares granted to Frank Laukien vest annually over five years, with twenty percent vesting each year on the anniversary of the grant. Through his ownership of Company common stock and options to purchase common stock, Frank Laukien’s pecuniary interests are closely aligned with those of our stockholders.

Other Named Executive Officer Compensation

William J. Knight

Mr. Knight’s base salary for 2006 was $250,000, with a bonus target of $60,000. The formula for determining the amount of Mr. Knight’s bonus is determined annually by the Compensation Committee and each year his performance and Bruker BioSciences’ performance are measured against pre-established goals. The formula for determining the amount of Mr. Knight’s bonus for the fiscal year ended December 31, 2006 was based on a mix of quantitative factors, which represented 70% of his bonus potential, and qualitative factors, which represented 30% of his bonus potential. Quantitative factors considered included, among others, revenue growth, gross profit margin improvement, achieving an increase in earnings per share and reducing the working capital ratio. Qualitative factors included, among other things, the successful integration of financial reporting functions of Bruker Optics and growth in cash flows leading to corresponding debt reduction. Mr. Knight’s bonus for the fiscal year ended December 31, 2006 was determined by the Compensation Committee to be $100,000, including 100% of the $60,000 target amount based on Mr. Knight’s achievement of target objectives, and an additional $40,000 for outstanding performance in excess of plan. The Compensation Committee has set Mr. Knight’s base salary for 2007 at $260,000. The Compensation Committee has not yet determined Mr. Knight’s 2007 bonus and operating targets.

During 2006, Mr. Knight was granted 8,350 shares of restricted common stock under the Amended and Restated 2000 Stock Option Plan. The shares granted to Mr. Knight vest annually over five years, with twenty percent vesting each year on the anniversary of the grant.

Dirk D. Laukien

Dr. Dirk Laukien joined Bruker BioSciences as its Senior Vice President in July 2006, in connection with the acquisition of Bruker Optics. Following the acquisition of Bruker Optics, the Company set Dirk Laukien’s annual base salary at $250,000. Of this $250,000 annual base salary, the Company paid Dirk Laukien $125,000 for his services from July 1, 2006 through December 31, 2006. The Compensation Committee has set Dirk Laukien’s base salary for 2007 at $260,000. Dirk Laukien also received a $2.5 million one-time success fee payment from Bruker Optics immediately prior to the closing of our acquisition of Bruker Optics. The Compensation Committee has not yet determined Dirk Laukien’s 2007 bonus and operating targets.

In connection with the acquisition of Bruker Optics, Dirk Laukien was awarded 500,000 shares of restricted common stock under the Amended and Restated 2000 Stock Option Plan. The shares granted to

Dirk Laukien vest annually over five years, with twenty percent vesting each year on the anniversary of the grant.

Brian P. Monahan

Mr. Monahan’s base salary for 2006 was $165,000, with a bonus target of $35,000. The formula for determining the amount of Mr. Monahan’s bonus has historically been determined annually by the Chief Financial Officer and each year Mr. Monahan’s performance and the performance of Bruker BioSciences and Bruker Daltonics are measured against pre-established goals. The formula for determining the amount of Mr. Monahan’s bonus for the fiscal year ended December 31, 2006 was based on a mix of quantitative factors, which represented 80% of his bonus potential, and qualitative factors, which represented 20% of his bonus potential. Quantitative factors were weighted evenly against the performance of Bruker BioSciences and Bruker Daltonics and included, among others, revenue growth, gross profit margin improvement, achieving an increase in earnings per share and reducing the working capital ratio. Qualitative factors included, among other things, the successful implementation of a new integrated accounting system and a reduction in the Company’s financial closing cycle. Mr. Monahan’s bonus for the fiscal year ended December 31, 2006 was determined by the Chief Financial Officer to be $41,472, including 100% of the $35,000 target amount based on Mr. Monahan’s achievement of target objectives, and an additional $6,472 for outstanding performance in excess of plan. Mr. Monahan’s base salary for 2007 has been set at $180,000. In recommending Mr. Monahan’s base salary, the Chief Financial Officer reviewed salaries paid to executives in comparable positions at our U.S. subsidiaries and affiliates. The increase in Mr. Monahan’s salary also reflects his promotion to Executive Vice President of Bruker Daltonics. Mr. Monahan’s 2007 bonus and operating targets have not yet been determined. Going forward, it is expected that the Chief Financial Officer will recommend performance and bonus goals, including their respective weightings, for the Controller, and be responsible for making a recommendation to the Compensation Committee regarding the compensation of the Controller based on his assessment of the Controller’s performance against these goals.

During 2006, Mr. Monahan was granted 5,000 shares of restricted common stock under the Amended and Restated 2000 Stock Option Plan. The shares granted to Mr. Monahan vest annually over five years, with twenty percent vesting each year on the anniversary of the grant.

Executive Benefits

In 2006, our Named Executive Officers were eligible for the same level and offering of benefits made available to other employees, including the Company’s 401(k) plan and welfare benefit programs.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Although Bruker BioSciences does not currently have an employment agreement with any of its executive officers, it did issue a letter offering employment to William J. Knight, our Chief Financial Officer. Under the terms of the offer letter, Mr. Knight is entitled to a continuation of salary and benefits for a period of three months in the event his employment by the Company is terminated within twelve months of a sale of all or substantially all of the Company’s business to a third party.

Under the terms of the awards of options and restricted common stock under the Amended and Restated 2000 Stock Option Plan, unvested amounts are forfeited if the grantee’s employment or business relationship with the Company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the power and the right to accelerate vesting of any and all unvested amounts in the event of a change in control of the Company.

Section 162(m) Limitations

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance based” is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1,000,000 limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under Bruker BioSciences’ cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and Bruker BioSciences’ best interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report filed on Form 10-K and the Company’s 2007 Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee of Bruker BioSciences’ Board of Directors.

William A. Linton, Chairman
Daniel S. Dross
Richard D. Kniss

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Messrs. Dross, Kniss and Linton serve as members of the Compensation Committee. Messrs. Dross, Kniss and Linton were not officers or employees of Bruker BioSciences or any of our subsidiaries during fiscal year 2006.

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation earned by the President, Chief Executive Officer and Chairman and Bruker BioSciences’ other executive officers who earned salary and bonus in excess of $100,000 for the year ended December 31, 2006 (the “Named Executive Officers”) for services rendered during 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(j)
Frank H. Laukien Chairman, President and Chief Executive Officer	2006	$295,000		$250,000	$33,250	$36,430	$11,760	(2)	$626,440
William J. Knight Chief Financial Officer and Treasurer	2006	$250,000		$100,000	$8,350	$79,139	—		$437,489
Dirk D. Laukien Senior Vice President, President of Bruker Optics	2006	$125,000	(3)	—	$264,500	—	$2,513,200	(4)	$2,902,700
Brian P. Monahan Corporate Controller, Executive Vice President of Bruker Daltonics	2006	$165,000		$41,472	$5,000	—	—		$211,472

(1)           The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to the Company’s Amended and Restated 2000 Stock Option Plan and may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Notes 2 and 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. As required, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(2)           Includes a $6,600 matching contribution and a $5,160 profit sharing contribution made by the Company to the 401(k) plan for the benefit of Dr. Frank Laukien.

(3)           Dr. Dirk Laukien joined the Company on July 1, 2006 in connection with the acquisition of Bruker Optics Inc. Accordingly, his salary includes only amounts paid by the Company for Dr. Dirk Laukien’s service from July 1, 2006 through December 31, 2006.

(4)           In connection with the acquisition of Bruker Optics in July 2006, Dr. Dirk Laukien received a one-time success fee payment of $2.5 million. The amount reported also includes a $6,600 matching contribution and a $6,600 profit sharing contribution made by the Company to the 401(k) plan for the benefit of Dr. Dirk Laukien.

2006 Grants Of Plan-Based Awards

The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date	All other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
Frank H. Laukien	1/5/2006	33,250	$166,250
William J. Knight	1/5/2006	8,350	$41,750
Dirk D. Laukien	7/1/2006	500,000	$2,645,000
Brian P. Monahan	1/5/2006	5,000	$25,000

The Compensation Committee authorized grants of restricted common stock as long-term incentive compensation to each of the Chief Executive Officer, Chief Financial Officer and Controller on January 5, 2006. The awards to each of these officers vest in five equal annual installments on the anniversary of the grant date, beginning on January 5, 2007. Dr. Dirk Laukien was granted 500,000 shares of restricted common stock as long-term incentive compensation upon joining the Company as Senior Vice President on July 1, 2006. The grant to Dr. Dirk Laukien vests in five equal annual installments on the anniversary of the grant date, beginning on July 1, 2007.

Outstanding Equity Awards At December 31, 2006

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested		Market Value of Shares of Stock that have not Vested
						33,250	(1)	$249,708
Frank H. Laukien	100,000			$6.20	09/04/07
	37,500	12,500	(2)	$4.49	06/05/08
	100,000			$5.71	04/29/09
William J. Knight	50,000	75,000	(3)	$3.16	10/25/14	8,350	(4)	$62,709
Dirk D. Laukien						500,000	(5)	$3,755,000
Brian P. Monahan	2,500			$5.28	04/26/14
	5,250			$4.87	06/30/14	5,000	(4)	$37,550

(1)          Shares vest in five equal annual installments on the anniversary of the grant date, beginning January 5, 2007.

(2)          Options vest in four equal annual installments on the anniversary of the grant date, beginning June 6, 2004.

(3)          Options vest in five equal annual installments on the anniversary of the grant date, beginning October 25, 2005.

(4)          Shares vest in five equal installments on the anniversary of the grant date, beginning January 5, 2007.

(5)          Shares vest in five equal installments on the anniversary of the grant date, beginning July 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

All transactions with related parties in excess of $50,000 are reviewed and pre-approved in accordance with our Audit Committee Charter and written procedures. Our Audit Committee, which is ultimately responsible for approving related party transactions, pre-approves such transactions involving amounts exceeding $500,000. The Audit Committee has delegated authority to the Chief Financial Officer and Controller to review and pre-approve all related party transactions, including distribution, sales and purchasing activities, involving amounts from $50,000 to $500,000. A related party transaction will be approved only if it is determined upon review that the transaction is in the best interests of the Company. If the transaction involves a director, that director will be recused from all discussions and decisions about the transaction. In considering the transaction, the executive officer or the committee, as appropriate, will consider all relevant factors, including as applicable:

•       the business purpose for the transaction;

•       quantifying the amount and volume of transactions to assess materiality;

•       methods used to establish the terms of the transaction and whether the transaction is on arm’s-length terms comparable to those available to third parties; and

•       the overall fairness of the transaction to the Company.

At least quarterly, management reviews with the Audit Committee all related party transactions, including those the committee did not pre-approve. This review consists of a memorandum summarizing the information described above with respect to all related party transactions entered into in the preceding quarter, and is followed by a telephonic or in-person meeting between the Audit Committee and management.

Affiliation and Stockholders

We are affiliated with Bruker BioSpin Inc., Bruker Physik AG, Bruker BioSpin Invest AG, Techneon AG, and their respective subsidiaries, which we refer to collectively as the Bruker BioSpin group, through common control at the stockholder level. Our five largest stockholders are also the controlling stockholders of the Bruker BioSpin group. Our five largest stockholders are Frank H. Laukien, Dirk D. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien and Marc M. Laukien. Isolde Laukien-Kleiner is the mother of Dirk and Marc Laukien. Joerg, Frank, Dirk and Marc are brothers or half-brothers.

Frank H. Laukien, the Chairman, President and Chief Executive Officer of Bruker BioSciences, also is a director and President of Bruker BioSpin Inc., and is Co-CEO of the worldwide Bruker BioSpin group of companies. Frank Laukien is also a director of Bruker BioSpin Canada Ltd., a Bruker BioSpin group company. Frank Laukien beneficially owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin affiliated companies.

Joerg C. Laukien, a director of Bruker BioSciences, is a director and President of Bruker BioSpin MRI, Inc., President of Bruker BioSpin MRI GmbH, President of Bruker Elektronic GmbH, a director of Bruker BioSpin Inc, a director of Bruker BioSpin SA, a director of Bruker BioSpin s.r.l., and a director of Techneon AG. Joerg Laukien beneficially owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin affiliated companies.

Dirk D. Laukien, Senior Vice President of Bruker BioSciences and President of Bruker Optics, is also Co-President and director of Bruker BioSpin Inc. and a director of Bruker BioSpin AG, each a Bruker BioSpin group company. Dirk Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin affiliated companies. Bruker Optics rents various office space from Dirk Laukien under lease agreements. Under these lease agreements, during each of the years ended December 31, 2006, 2005 and 2004 Dirk Laukien was paid $0.3 million, which was estimated to be equal to the estimated fair market value less the cost of capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2006, 2005 and 2004 and received $31,500, $31,500 and $0.1 million in rental income, which included charges for utilities and other occupancy costs. This rental income is recorded as a reduction of rent, utilities, and building maintenance expenses.

Marc Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin companies.

Richard M. Stein, a director of Bruker BioSciences, is a partner of Nixon Peabody LLP, a law firm which, together with its predecessor Hutchins, Wheeler & Dittmar, has been retained by Bruker BioSciences and Bruker Optics for over five years. Mr. Stein serves as the secretary of Bruker BioSciences, and has also served as the secretary of the former Bruker AXS and Bruker Optics.

Taylor J. Crouch, a director of Bruker BioSciences, was the President and Chief Operating Officer of Discovery Partners International, Inc. (“DPI”) until his departure from DPI in January of 2005. In 2003 Bruker AXS entered into a distribution agreement with DPI whereby Bruker BioSciences distributed DPI’s Crystal Farm line of protein crystallography products. In 2004 and 2005, the total payments under the agreement were less than 5% of DPI’s consolidated gross revenue for the relevant year and each of the three preceding fiscal years.

Sharing Agreement

Bruker BioSciences entered into a sharing agreement, dated as of February 28, 2000, with each of Bruker Physik AG, Techneon AG, SBI Holding AG, Rhena Invest AG, Bruker Spectrospin SA, Bruker Analytik GmbH, Bruker Electronik GmbH, Bruker BioSpin Corporation, Bruker AG, Bruker SA, and Bruker Medical AG, all Bruker affiliated companies. The Sharing Agreement provides for the sharing of specified intellectual property rights, services, facilities and other related items among the parties to the agreement. The following description of the Sharing Agreement is a summary and is qualified in its entirety by the provisions of the Sharing Agreement.

Name

Pursuant to the terms of the Sharing Agreement, Bruker Analytik and Bruker Physik have granted to the other parties to the Sharing Agreement a perpetual, irrevocable, non-exclusive, royalty-free, non-transferable right and license to use the name “Bruker” in connection with the conduct and operation of their respective businesses, provided that the parties do not materially interfere with any other party’s use of the name, do not take any action which would materially detract from the goodwill associated with the name and do not take any action which would cause a lien to be placed on the name or the parties’ license rights. This license automatically becomes null and void with respect to a party if that party files, or has filed against it, a petition in bankruptcy, fails to comply with the relevant terms of the Sharing Agreement or suffers a major loss of its reputation in its industry or the marketplace.

Intellectual Property

The parties to the Sharing Agreement also generally share technology and other intellectual property rights, as they existed on or prior to February 28, 2000, subject to the terms of the Sharing Agreement. In addition, under the Sharing Agreement each party has agreed to negotiate with any other party who wishes to obtain an agreement permitting such party to make a broader use of the first party’s intellectual property that was in effect on or prior to February 28, 2000. However, no party has any obligation to enter into these agreements.

Distribution

In various countries in which we do not have our own distribution network, we share in the worldwide distribution network of Bruker affiliated companies. The Sharing Agreement provides for the use of common distribution channels by the parties to the agreement. The Sharing Agreement states that the terms and conditions of sale and the transfer pricing for any shared distribution will be on an arm’s length basis as would be utilized in typical transaction with a person or entity not a party to the agreement. The Sharing Agreement also states that no common sales channel may have any exclusivity in any country or geographic area.

Services

Bruker BioSciences also shares various general and administrative expenses for items such as umbrella insurance policies, retirement plans, accounting services and leases, with various Bruker affiliated companies. The Sharing Agreement provides that these services are charged among the Bruker affiliated companies at arm’s length conditions and pricing, according to individual Sub-Sharing Agreements. In 2006, various Bruker affiliated companies provided administrative and other services (including office space) to Bruker BioSciences at a cost of approximately $3.7 million.

Purchases and Sales

Bruker BioSciences purchases subunits or components, including some components used in its NBC (nuclear, biological and chemical) detection products, miscellaneous electronics boards used in Fourier transform mass spectrometers, sheet metal cabinets and some of the superconducting magnets used for Fourier transform mass spectrometers, and a low-temperature attachment for certain x-ray systems, from various Bruker affiliated companies, at arm’s length commercial conditions and pricing. In 2006, Bruker BioSciences purchased components from its affiliates for $19.4 million.

Under the Sharing Agreement, the Bruker affiliated companies who supply certain of these subunits or components have agreed to continue to do so for at least seven years and to provide spare parts for at least 12 years from the date of the Sharing Agreement, at the terms and conditions and prices in effect on the date of the Sharing Agreement, which may be increased annually in an amount proportional to annual increases in the Consumer Price Index. The Sharing Agreement states that the terms and conditions of purchases of subunits and components shall be at reasonable arm’s length terms and conditions and that pricing shall be competitive. In 2006, Bruker BioSciences purchases from Bruker affiliated companies were approximately 4% of revenues.

Bruker BioSciences supplies system products and individual licenses to its HyStar software package to Bruker affiliated companies at what Bruker BioSciences believes to be commercially reasonable arm’s length conditions and pricing. As part of the Sharing Agreement, Bruker BioSciences guarantees a continued supply of the HyStar software package (or its successor) for at least seven years.

Bruker BioSciences may, from time to time, distribute the products of other Bruker affiliated companies as part of customer orders.

Bruker BioSciences supplies a variety of products to Bruker affiliated companies for resale at what Bruker BioSciences believes to be commercially reasonable arm’s length conditions and pricing. For the year ended December 31, 2006, Bruker BioSciences sold products to Bruker affiliated companies in the amount of $10.8 million. However, these sales were primarily for resale of certain products by Bruker affiliated entities as described above. Bruker BioSciences believes that less than 10% of future sales will be through Bruker affiliated companies.

Additional Agreements, Collaborations and Sales

Bruker BioSciences recognized sales to affiliated entities of approximately $10.8 million in 2006, and purchases from affiliated entities of approximately $19.4 million in 2006.

Bruker BioSciences is a party to certain collaborations with various affiliates, including:

•       Collaboration with Bruker BioSpin in connection with Bruker BioSciences’ Proteomics RIMS research software environment;

•       Collaboration with Bruker BioSpin in connection with Bruker BioSciences’ Metabolic Profiler system; and

•       Collaboration with Bruker BioSpin in connection with BioSpin’s TD-NMR Analyzer “the-minispec.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require Bruker BioSciences’ officers and directors and persons owning more than 10% of the outstanding common stock of Bruker BioSciences to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of (i) those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2006, and (ii) written representations from reporting persons, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2006.

AUDIT COMMITTEE REPORT

The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker BioSciences’ financial reporting process on behalf of the board. Management is responsible for Bruker BioSciences’ internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP, Bruker BioSciences’ independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker BioSciences’ consolidated financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of Bruker BioSciences’ internal control over financial reporting. In addition, Ernst & Young will express its own opinion on the effectiveness of Bruker BioSciences’ internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young, among other things, the scope of the audit to be performed, the results of the audit performed, management’s assessment of the effectiveness of Bruker BioSciences’ internal control over financial reporting, Ernst & Young’s evaluation of Bruker BioSciences’ internal control over financial reporting and the independent registered public accounting firm’s fee for the services performed. Management represented to the Audit Committee that Bruker BioSciences’ consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the audit of Bruker BioSciences’ financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

The Audit Committee also discussed with Ernst & Young other matters required by Statement on Auditing Standards, (“SAS”) No. 61 “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications.” Ernst & Young provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 “Independence Discussion with Audit Committees.” The Audit Committee discussed with Ernst & Young the registered public accounting firm’s independence from Bruker BioSciences and considered the compatibility of non-audit services with Ernst & Young’s independence.

Based on the Audit Committee’s discussion with management and Ernst & Young, and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the board that the audited financial statements be included in Bruker BioSciences’ Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Based on the foregoing, the Audit Committee also selected Ernst & Young LLP as the independent registered public accounting firm for Bruker BioSciences for 2007.

Submitted by the Audit Committee of Bruker BioSciences’ Board of Directors.

M. Christopher Canavan, Jr., Chairman
Collin J. D’Silva
Taylor J. Crouch

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees billed to Bruker BioSciences by its independent registered public accounting firm for fiscal years 2005 and 2006, all of which were approved by the Audit Committee, were comprised of the following:

Audit Fees.   Ernst & Young LLP’s fees for its audit of Bruker BioSciences’ annual financial statements, its review of the financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures in connection with the filing of the Company’s Form S-3 and review of other regulatory filings for 2005 and 2006 were $2,117,000 and $2,651,700, respectively.

Audit-Related Fees.   Ernst & Young LLP billed Bruker BioSciences a total of $3,000 in 2005 and $390,400 in 2006 for audit-related services, including due diligence performed in connection with potential acquisitions.

Tax Fees.   Ernst & Young LLP fees for tax services provided to Bruker BioSciences, including tax compliance, tax advice and planning, totaled $42,000 in 2005 and $42,600 in 2006.

All Other Fees.   No other fees were billed to Bruker BioSciences by Ernst & Young LLP in 2005 or in 2006 for any “other services.”

Audit Committee Pre-Approval Policies and Procedures

In order to ensure that audit and non-audit services proposed to be performed by the Company’s independent registered public accounting firm do not impair the auditor’s independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement (“specific pre-approval”) or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee (“general pre-approval”), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been Bruker BioSciences’ independent registered public accounting firm since 1998, and has been selected by the audit committee of the board of directors as Bruker BioSciences’ independent registered public accounting firm for the fiscal year ending December 31, 2007. Although Bruker BioSciences is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the audit committee believes that such a change would be in the best interests of Bruker BioSciences and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the 2007 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS BRUKER BIOSCIENCES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

STOCKHOLDER COMMUNICATIONS

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Richard M. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker BioSciences in a timely manner.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2008 may do so by following the procedures set forth in Rule 14a 8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than November 30, 2007.

Additionally, under our by laws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Bruker BioSciences (containing certain information specified in the by laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

10-K REPORT

BRUKER BIOSCIENCES WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR BRUKER BIOSCIENCES’ MOST RECENT FISCAL YEAR,

WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO WILLIAM J. KNIGHT, BRUKER BIOSCIENCES CORPORATION, 40 MANNING ROAD, BILLERICA, MASSACHUSETTS, 01821. ADDITIONALLY, THE ANNUAL REPORT ON FORM 10-K IS AVAILABLE ON THE SEC’S WEBSITE AT http://www.sec.gov.

VOTING PROXIES

The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors’ recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer
April 16, 2007

ANNEX A

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF BRUKER BIOSCIENCES CORPORATION

PURPOSE OF THE COMMITTEE

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Bruker BioSciences Corporation (the “Corporation”) is to oversee the accounting and financial reporting processes and audits of the financial statements of the Corporation and to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Corporation and its subsidiaries.

AUTHORITY OF THE COMMITTEE

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation. The Committee also has the authority to retain independent outside counsel or other experts as it determines necessary to carry out its duties. The Committee shall determine the compensation for such outside counsel or other experts and the Corporation shall make appropriate funds available to the Committee for such purpose.

COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Each member of the Committee must satisfy the independence and qualification requirements contained in the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the NASDAQ National Market (“NASDAQ”) and the Sarbanes-Oxley Act of 2002. At least one member of the Committee shall, in the judgment of the Board, be an audit committee financial expert in accordance with the rules and regulations of the SEC and the provisions of the Sarbanes-Oxley Act of 2002 and at least one member (who may also serve as the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with the NASDAQ listing standards.

MEETINGS OF THE COMMITTEE

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The Corporation’s management is responsible for preparing the Corporation’s financial statements and the Corporation’s independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing these activities. The Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge, and more detailed information on the Corporation than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditors’ work.

In carrying out its duties and responsibilities, the Committee’s policies and procedures shall remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following shall be considered within the authority of the Committee:

(1)         Select and retain the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year.

(2)         Review and approve in advance any audit and permitted non-audit services to be provided to the Corporation by the Corporation’s independent auditors; the Committee has the sole authority to make these approvals although such approval may be delegated to any Committee member so long as the approval is presented to the full Committee at a later time.

(3)         Review the performance of the Corporation’s independent auditors and replace or terminate the independent auditors when circumstances warrant.

(4)         Oversee the independence of the Corporation’s independent auditors by, among other things:

(a)           requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and

(b)          actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors, including the provision of any permitted non-audit services to the Corporation and recommending that the Board take appropriate action to satisfy itself of the auditors’ independence.

(5)         Instruct the Corporation’s independent auditors that they are ultimately accountable to the Committee and that the Committee is responsible for the selection, evaluation and termination of the Corporation’s independent auditors.

(6)         Review and approve the original proposed scope of the annual independent audit and the associated engagement fees, as well as any significant variations in the actual scope of the independent audit and the associated engagement fees and discuss the audit plan with the Corporation’s independent auditors.

(7)         Set hiring policies for employees or former employees of the independent auditors.

(8)         Review with management and the independent auditors at the completion of the annual audit:

(a)           the Corporation’s annual financial statements, related footnotes and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Corporation’s Annual Report on Form 10-K;

(b)          the independent accountant’s audit of the annual financial statements and their report thereto;

(c)           any significant changes in the independent accountant’s audit plan;

(d)          any problems or difficulties that the auditor encountered during the course of the audit process, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response thereto; and

(e)           other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

(9)         Review with the independent auditors, prior to the filing of any required financial report with the SEC:

(a)           all critical accounting policies and practices, including any material changes in accounting principal or practices used in preparing the financial statements;

(b)          all alternative treatments within Generally Accepted Accounting Principles for policies and practices related to material items that have been discussed with management; and

(c)           other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(10)  Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

(11)  Review earnings press releases, as well as Corporation policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and ratings agencies.

(12)  Consider and review with the independent auditors and with management the adequacy and effectiveness of the Corporation’s system of internal controls, including information systems controls and security, as well as any related significant findings and recommendations of the independent auditors and internal auditors together with management’s responses thereto.

(13)  Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the Corporation’s management, including providing such parties with appropriate opportunities to meet privately with the Committee.

(14)  Review and monitor, as appropriate, results of compliance programs, including the Corporation’s Code of Conduct.

(15)  Establish and monitor procedures for:

(a)           the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(b)          the confidential submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(16)  Review with management and the independent auditor the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation’s Quarterly Report on Form 10-Q.

(17)  Review and reassess annually the Committee’s charter and submit to the Board for approval any modifications the Committee deems appropriate.

(18)  Conduct an annual performance evaluation of the Committee.

(19)  Provide any recommendations, certifications and reports that may be required by NASDAQ or the SEC, including the report of the Committee that must be included in the Corporation’s annual proxy statement.

(20)  Review and approve all related-party transactions.

(21)  Report regularly to the Board on its activities, as appropriate, reviewing with the Board significant issues or concerns that arise at Committee meetings.

(22)  Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

Nothing contained in this charter is intended to, or should be construed as, creating any liability of the members of the Committee except to the extent otherwise provided under Delaware law which shall continue to set the legal standard for the conduct of the members of the Committee.

ANNEX B

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF BRUKER BIOSCIENCES CORPORATION

December 2006

Purpose and Philosophy

The primary purpose of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer, the compensation program for the Company’s other executive officers and approving the compensation structure for senior management and other highly paid professionals, in accordance with guidelines established by the Committee from time to time, and produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Committee also administers the Company’s stock option plan, reviews general policy matters relating to compensation and employee benefits, approves broad-based and special compensation plans across the Company as needed and makes recommendations to the Board of Directors concerning these matters.

The objectives of the Committee in determining executive compensation are to: (1) attract and retain qualified executive officers, (2) motivate existing officers to perform, (3) reward corporate performance, (4) align compensation with the Company’s annual and long-term performance goals, (5) enhance profitability of the Company, and (6) maximize stockholder value. The Committee focuses on the Company’s goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules.

Membership and Structure

The Committee shall consist of three or more members of the Board of Directors, with the actual number of members to be determined from time to time by resolution of the Board. Each Committee member must: (1) meet the independence requirement of current NASDAQ National Market listing standards and all other applicable laws, rules and regulations governing director independence, as determined by the Board, (2) qualify as a “non-employee director” as defined under Section 16 of the Securities Exchange Act of 1933, and (3) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code.

Appointment to the Committee, including the designation of the Chair of the Committee, shall be made on an annual basis by the Board. Members of the Committee may be removed by the Board on the recommendation of a majority of the Board.

The Committee has the sole right to establish subcommittees as it may deem appropriate. Such subcommittees shall consist of one or more members to carry out such duties as the Committee may assign and shall report to the full Committee.

Meetings

The Committee shall fix its own rules of procedure and meetings of the Compensation Committee shall be held at such times and places as the Compensation Committee shall determine. The Committee shall meet as often as it deems necessary to carry out its responsibilities. In addition to the regular meeting schedule established by the Committee, the Committee Chair may call a special meeting at any time. The Committee may invite members of management, compensation consultants or other advisors to attend meetings and provide pertinent information; provided, however, the Committee may meet in executive session at its discretion.

Operating Principles

The Committee Chair will preside, when present, at all meetings of the Committee. The Committee acts only on the affirmative vote of a majority of the members at a meeting (in person or by telephone or videoconference) or by unanimous written consent.

To carry out their duties and responsibilities:

1.                 The Committee may undertake studies and make recommendations to the Board, as the Board or the Committee may deem appropriate, with respect to the Company’s compensation structure and policies.

2.                 The Committee may request that members of management be present at its meetings to assist the Committee in performing its duties.

3.                 The Committee will consult with the Company’s Chief Financial Officer on accounting issues, including variable plan accounting issues related to equity incentive compensation, to ensure appropriate financial reporting by the Company.

Following each Committee meeting, the Committee reports its actions and recommendations to the Board at the next meeting of the full Board.

Duties and Responsibilities

To ensure that the structure of employee compensation throughout the Company is fair, non-discriminatory and forward-looking, and that the compensation structure promotes the Company’s compensation philosophy, the Committee has the duty and responsibility to:

1.                 Review and approve annually the Company’s compensation strategy to ensure that management is afforded the appropriate incentives and is rewarded appropriately for its contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and stockholder interests.

2.                 Review and approve annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other officers of the Company (as such term is defined under Rule 16a-1 promulgated under the Securities Exchange Act of 1934) (collectively, the “Executive Officers”).

3.                 Review and evaluate annually the performance of the Company’s Executive Officers in light of the goals and objectives established in accordance with Paragraph 1 above, and determine, set and approve, pursuant to the Committee’s sole authority, the individual elements of the Executive Officers’ total compensation based on such reviews and evaluations. Specifically:

Annual Salaries.   In determining the annual base salaries for Executive Officers, the Committee considers, in particular, the Executive Officers’ level of responsibility, experience and potential as well as the needs of the Company. Base salaries paid by other companies in the Company’s industry for comparable positions may also be considered. If benchmark comparisons are made in determining the annual base salaries for Executive Officers, the Committee will disclose in its annual report on executive compensation the names of the peer group companies used in such comparison.

Annual Cash Incentive Awards.   In determining the annual incentive awards in the form of performance-based cash bonuses for the Chief Executive Officer and the Company’s other Executive Officers, management’s success in meeting the Company’s financial and strategic goals is a factor the Committee deems relevant. These performance-based incentives are capped and are tied to the achievement of certain performance-based operational measures that reflect both business and individual accomplishments. In setting performance measures, the Committee considers a variety of qualitative and quantitative performance metrics. Quantitative considerations include such items as revenue and profit growth, net income, cash flow and cash management, return on equity, economic value added, cost of capital, return on invested operating capital, margins, debt reduction, cost containment and market share. Qualitative considerations include such items as leadership, succession planning, customer satisfaction, product quality, legal compliance, ethics and the promotion of a culture of integrity at all levels of the Company and employee development.

Stock Incentives.   In determining the long-term incentive component of the Company’s compensation, which is designed to provide long-term incentives to Executive Officers and other employees, to encourage the Executive Officers and other employees to remain with the Company and to enable optionees generally to develop and maintain a long-term stock ownership position in the Company’s common stock and in turn motivate the recipient to focus on long-term enhancement in stockholder value, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to comparable executives at comparable companies, the awards given to the Company’s Executive Officers in the past, an employee’s individual initiative, achievement of objectives, qualitative assessment of performance years and such other factors as the Committee deems relevant.

Review of Performance Incentive Compensation.   The Committee is especially critical in its review and award of incentive compensation based on achieving financial targets because such compensation could act as an improper motivation with respect to financial reporting and related matters. In an effort to reduce potential abuses associated with such awards, the Committee will be particularly cautious in awarding compensation which is tied to the achievement of financial targets. The Committee will have an appropriate dialog within the Committee with respect to any such possible awards with a particular emphasis on the appropriateness of the award in the specific circumstances, giving due consideration to the position of the potential recipient. For example, for a chief executive officer who is typically not involved in the financial reporting process, such an award may be more appropriate than for a person, such as the chief financial officer, who is directly involved in the financial reporting process. In any event, to the extent the Committee does choose to make any such awards, the Committee will be careful to select appropriate performance metrics in advance and document them sufficiently.

4.                 Review and discuss with management the Company’s annual Compensation Discussion and Analysis and, based on the review and discussions, determine whether to recommend to the Board of Directors that the Compensation Committee Discussion and Analysis be included in the Company’s annual report on Form 10-K and, as applicable, the Company’s proxy or information statement.

5.                 Review and approve any special or supplemental benefits for the Company’s Executive Officers.

6.                 Review the overall compensation strategy and the individual elements of total compensation for the senior management of the Company.

7.                 Review the overall compensation and benefits strategy for all non-executive employees of the Company to ensure consistency with the Company’s stated compensation strategy.

8.                 Interpret and administer the Company’s 2000 Stock Plan and such other equity-based plans as may be in effect from time to time (the “Plans”) and approve changes to such Plans or, where necessary, recommend changes to such plans for approval by the Board or the Company’s stockholders. Undertake such actions and make such determinations and decisions as it deems necessary and appropriate to carry out the Plans’ intent, including:

a.                 Selecting employees, officers and non-employee directors to receive awards;

b.                Determining the number of shares to be covered by each award;

c.                 Deciding the type of award or awards to be made to each participant and the terms and conditions applicable to each such award;

d.                Entering into agreements evidencing awards made under the Plans and their respective terms and conditions; and

e.                 Establishing, maintaining and rescinding rules and regulations relating to the Plans.

In making specific grants to Executive Officers, the Committee evaluates each Executive Officer’s total equity compensation package. The Committee generally reviews the option holdings of each of the Executive Officers including vesting and exercise price and the then current value of such unvested options.

9.                 Review and make recommendations to the Board concerning policies or guidelines with respect to employment agreements, severance arrangements, change-in-control agreements, or arrangements involving Executive Officers and directors of the Company.

10.          Review annually, in conjunction with the Chairman of the Board of Directors of the Company, the compensation of the Board of Directors of the Company and recommend any changes thereto to the Board of Directors of the Company. The report to the Board of Directors of the Company on this issue will occur each year at the March meeting of the Board of Directors.

11.          At least bi-annually, or more frequently if necessary to comply with the regulations of the NASDAQ or any other statute or regulation applicable to this Committee, review its own performance, and review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for its approval.

BRUKER BIOSCIENCES CORPORATION
Proxy Card

Annual Meeting of Stockholders
May 16, 2007

The undersigned hereby appoints Frank H. Laukien and William J. Knight, or either of them, with power of substitution, Proxies to vote at the Bruker BioSciences Corporation Annual Meeting of Stockholders on May 16, 2007, and any adjournments or postponements thereof, all shares of Common Stock of Bruker BioSciences Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL NO. 2 AS SET FORTH IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Address Changes/Comments:

Vote on Directors

1.                 Election of four Directors for terms expiring in 2010:

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT (STRIKE A LINE THROUGH NOMINEE NAME)
☐	☐	☐

Nominees:

01) Wolf-Dieter Emmerich, Ph.D.
02) Brenda J. Furlong
03) Frank H. Laukien, Ph.D.
04) Richard A. Packer

Vote on Proposals

2.                 To consider and act upon a proposal to ratify, confirm and approve the selection of Ernst & Young LLP as the independent registered public accounting firm of Bruker BioSciences for fiscal 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign exactly as your name(s) appear(s) on the Proxy. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or here title.

For address changes and/or comments, please check this box and write them on the back where indicated.   ☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature	Date	Signature		Date